Exhibit 10.35
FIRST AMENDMENT TO CREDIT AGREEMENT
     THIS AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into as of April 3, 2006, by and between GAMETECH INTERNATIONAL, INC., a Delaware corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).
RECITALS
     WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of April 2, 2005, as amended from time to time (“Credit Agreement”).
     WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.
     NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:
     1. Section 1.1 (a) is hereby amended by deleting “April 2, 2006” as the last day on which Bank will make advances under the Line of Credit, and by substituting for said date “April 2, 2007,” with such changes to be effective upon the execution and delivery to Bank of a promissory note dated as of April 3, 2006 (which promissory note shall replace and be deemed the Line of Credit Note defined in and made pursuant to the Credit Agreement) and all other contracts, instruments and documents required by Bank to evidence such change.
     2. Section 1.1 (b) is hereby renumbered as Section 1.1 (c) and the following is hereby added to the Credit Agreement as the new Section 1.1 (b):
      “(b) Letter of Credit Subfeature. As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue or cause an affiliate to issue commercial and/or standby letters of credit for the account of Borrower to finance the purchase of inventory from overseas (each, a “Letter of Credit” and collectively,“Letters of Credit”); provided however, that the aggregate undrawn amount of all outstanding Letters of Credit shall not at any time exceed Two Million Five Hundred Thousand Dollars ($2,500,000.00). The form and substance of each Letter of Credit shall be subject to approval by Bank, in its sole discretion. Each Letter of Credit shall be issued for a term not to exceed three hundred sixty-five (365) days, as designated by Borrower; provided however, that no Letter of Credit shall have an expiration date more than ninety (90) days beyond the maturity date of the Line of Credit. The undrawn amount of all Letters of Credit shall be reserved under the Line of Credit and shall not be available for borrowings thereunder. Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit agreements, applications and any related documents required by Bank in connection with the issuance thereof. Each drawing paid under a Letter of Credit shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, at the time any drawing is paid, then Borrower shall immediately pay to Bank the full amount drawn, together with interest thereon from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances under the Line of Credit. In such event Borrower agrees that Bank, in its sole discretion, may debit any account maintained by Borrower with Bank for the amount of any such drawing.”
     3. Section 1.2 (a) is hereby deleted in its entirety, and the following substituted therefor:
      “(a) Foreign Exchange Facility. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make available to Borrower a facility (the “Foreign Exchange Facility”) under which Bank, from time to time up to and including April 2, 2007, will enter into foreign exchange contracts for the account of Borrower for the purchase and/or sale by Borrower in United States dollars of foreign currencies designated by Borrower; provided however, that the maximum amount of all outstanding foreign exchange contracts shall not at any time exceed an aggregate of One Million United States Dollars (US$1,000,000.00). No foreign exchange contract shall be for a term which extends beyond April 2, 2007. Borrower shall have a “Delivery Limit” under the Foreign Exchange Facility not to exceed at any time the aggregate principal amount of Two Hundred Thousand United States Dollars (US$200,000.00), which Delivery Limit reflects the maximum principal amount of Borrower’s foreign exchange contracts which may mature during any two (2) day period. All foreign exchange transactions shall be subject to the additional terms of a Foreign Exchange Agreement dated as of April 3, 2006 (“Foreign Exchange Agreement”), all terms of which are incorporated herein by this reference.”
     4. Section 4.3 (d) is hereby deleted in its entirety, without substitution.
     5. Section 4.9 (d) is hereby deleted in its entirety, without substitution.
     6. Section 5.3 is hereby deleted in its entirety, and the following substituted therefor:
      “SECTION 5.3 MERGER, CONSOLIDATION, TRANSFER OF ASSETS. Merge into or consolidate with any other entity; make any substantial change in the nature of Borrower’s business as conducted as of the date hereof; acquire all or substantially all of the assets of any other entity which shall require cash consideration in excess of $2,500,000.00; nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower’s assets except in the ordinary course of its business.”

     7. Section 5.6 is hereby deleted in its entirety, and the following substituted therefor:
     “SECTION 5.6 DIVIDENDS, DISTRIBUTIONS. Declare or pay any dividend or distribution either in cash, stock or any other property on Borrower’s stock now or hereafter outstanding, nor redeem, retire, repurchase or otherwise acquire any shares of any class of Borrower’s stock now or hereafter outstanding, except stock repurchase pursuant to Borrower’s stock repurchase plan announced on or about May 28, 1998 and August of 2000, up to a maximum amount of $12,500,000.00”
     8. The following is hereby added to the Credit Agreement as Section 5.8:
     “SECTION 5.8 CAPITAL EXPENDITURES. Make any additional investment in fixed assets in any fiscal year in excess of an aggregate of $15,000,0000.00.”
     9. Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together, as one document.
     10. Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.
     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

GAMETECH INTERNATIONAL, INC.		WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Jay Meilstrup	By:	/s/ Mary Yount
	Jay Meilstrup		Mary Yount
	Chief Executed Officer		Relationship Manager

By:	/s/ James Wilson
James Wilson
Chief Financial Officer